For Ministry Use Only

Ontario Corporation Number
1352937


ARTICLES OF AMENDMENT

1. The name of the corporation is

Genterra Investment Corporation

2. The name of the corporation is changed to (if applicable)

3. Date of incorporation/amalgamation:

1999/04/30
(Year, Month, Day)

4. The articles of the corporation are amended as follows:


1. (a) The rights, privileges, restrictions and conditions attaching to the Non-Voting, Non-Participating, Redeemable, Convertible, Cumulative, Retractable, Preferred Shares, Series 1 (the "Class C, Series 1 Shares") be amended by deleting sub-clause 6.1 set out in the Articles, and substituting therefor the following:

"6.1 Rights of Conversion

The Class C, Series 1 Shares or any of them may, upon and subject to the terms and conditions hereinafter set forth, be converted at any time by the holder or holders thereof into fully paid shares of the Corporation as the same shall be constituted at the time of conversion, on the basis of 188 Class A Subordinate Voting Shares and 97 Class B Multiple Voting Shares; or 285 Class A Subordinate Voting Shares, for each one (1) Class C, Series 1 Share."

(b) The rights, privileges, restrictions and conditions attaching to the Non-Voting, Non-Participating, Redeemable, Convertible, Cumulative, Retractable, Preferred Shares, Series 4 (the "Class C, Series 4 Shares") be amended by deleting sub-clause 6.1 set out in the Articles, and substituting therefor the following:

"6.1 Rights of Conversion

The Class C, Series 4 Shares or any of them may, upon and subject to the terms and conditions hereinafter set forth, be converted at any time by the holder or holders thereof into frilly paid shares of the Corporation as the same shall be constituted at the time of conversion, on the basis of 28.5 Class A Subordinate Voting Shares for each one (1) Class C, Series 4 Share."

(c) In all other respects, the rights, privileges, restrictions and conditions attached to the Class C, Series 1 Shares, and the Class C, Series 4 Shares, respectively, shall in all other respects remain the same as set forth in the Articles of the Corporation.

2. Any officer or director of the Corporation be and they are hereby authorized and directed on behalf of the Corporation to deliver Articles of Amendment in duplicate to the Ministry of Consumer and Commercial Relations and to sign and execute all documents and to do all things necessary or desirable in connection with the foregoing.


5. The amendment has been duly authorized as required by Sections 168 & 170 (as applicable) of the Business Corporations Act.

6. The resolution authorizing the amendment was approved by the shareholders/directors (as applica- ble) of the corporation on

2000/06/2 1
(Year Month, Day)

These articles are signed in duplicate.

GENTERRA INVESTMENT
CORPORATION
(Name of Corporation)

By:/s/STAN ABRAMOWITZ
Secretary
(Description of Office)